Exhibit 5.1 & 23.2

H. DELBERT WELKER Attorney at Law	Willocreek Plaza 8160 Highland Drive, Suite 111 Sandy, Utah 84093 Telphone: (801) 438-1099 Fax: (801) 733-4007

February 25, 2008

Board of Directors

DECHAN, INC.

4322 Flaming Ridge Trail

Las Vegas, NV 89147

Re:  Registration Statement on Form SB-2 for Dechan, Inc., a Nevada Corporation

Dear Ladies and Gentlemen;

You have asked me to render an opinion as to the tradeability of certain shares of Dechan, Inc. (hereinafter referred as the “Company”).  Said shares consist of 500,000 shares held by existing shareholders of the Company that will be sold pursuant to registration on Form SB-2 under the Securities Act of 1933, as amended.

I have examined such corporate records and other documents, and considered such questions of law as I have deemed necessary or appropriate for purposes of rendering this opinion.  I am familiar with the constituent corporate documents of the Company and transfer records which reflect a total issued and outstanding balance of shares of common stock of the Company as of May 15, 2007.  It is with respect to these shares and the foregoing date that the following analysis and opinion is addressed.  This opinion is based upon the facts stated herein.

In all such examinations of documents, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. The law covered by the opinions expressed herein is expressly limited to the law of the State of Nevada, Nevada Revised Statutes, Chapter 90, Securities (Uniform Act) Registration of Securities with emphasis on NRS 90.460 to 90.410.  I determined that the Company is in compliance with the holdings of Robert Fullerton v. State of Nevada, 997 P.2d 807 (2000), State v. Friend,P.3d 436 (2002), Sheriff Washoe County v. Fullerton 924 P.3d 702 and In re Stratophere Corp. 1 F. Supp 2d 1096 (1998).  As to the various questions of material fact to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto including any and all post-effective amendments and any registration statement relating to the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to my firm under the caption “Legal Matters” in the prospectus part of the Registration Statement.  I express no opinion as to any matters not expressly set forth herein.

Sincerely,

/s/ Delbert Welker

H. Delbert Welker